NEWS RELEASE

ASCENA RETAIL GROUP, INC. REPORTS RECORD SECOND QUARTER
SALES AND EARNINGS RESULTS

-- NET EARNINGS INCREASE 96% --

-- ADJUSTED EARNINGS PER SHARE INCREASE TO $0.57 --

-- COMPARABLE STORE SALES INCREASE 9% --

-- RAISES FISCAL 2011 EARNINGS PER SHARE GUIDANCE TO $2.28 - $2.33 --

SUFFERN, NY – March 2, 2011 – Ascena Retail Group, Inc. (NASDAQ - ASNA) today reports record sales and earnings results for its fiscal second quarter and six months ended January 29, 2011.

Fiscal Second Quarter Results

Net earnings for the fiscal second quarter nearly doubled to $42.5 million, or $0.52 per diluted share, compared to net earnings of $21.7 million, or $0.28 per diluted share for the second quarter of fiscal 2010.

Net earnings on a non-GAAP basis increased to $46.0 million, or $0.57 per diluted share, compared to net earnings for last year’s second quarter of $28.1 million, or $0.37 per share.  During the second quarter, the Company incurred a total of $5.5 million of pre-tax charges for certain items that management believes are not indicative of on-going operations compared to pre-tax charges of $10.5 million last year. The Company believes it is valuable for users of the Company’s financial statements to be made aware of the non-GAAP financial information as such measures are used by management to evaluate the operating performance of the Company on a comparable basis. Accordingly, a GAAP to non-GAAP reconciliation of results is provided later in this release.

Net sales for the second quarter increased 27% to $752.2 million compared to $594.1 million last year.  The overall increase was primarily due to an increase of Justice sales to $337.8 million in the thirteen week quarter this year versus $221.1 million in the nine week period last year that began with the merger date of November 25, 2009.  The sales increase included a consolidated comparable store sales increase of 9% for the quarter compared to last year.

By division, net sales for dressbarn increased 1% to $211.6 million, compared to $209.3 million last year, with a comparable store sales increase of 1%.  Net sales for maurices increased 24% to $202.8 million, compared to $163.7 million last year, with a comparable store sales increase of 17%.  Net sales during the second quarter for Justice were $337.8 million, with a comparable store sales increase of 11%.

Selling, general and administrative (“SG&A”) expenses for the second quarter were $215.0 million, or 28.6% of sales, compared to $171.7 million, or 28.9% of sales last year, which includes Justice for a partial quarter.  SG&A expenses on a non-GAAP basis were $209.7 million, or 27.9% of sales, compared to $167.0 million, or 28.1% of sales last year.  On a pro forma basis, including Justice SG&A for the full quarter last year for comparison purposes, SG&A expenses would have been $191.2 million, or 29.1% of sales.  The decrease in SG&A as a percentage of sales was due to leverage.

Operating income for the second quarter was $71.6 million, or 9.5% of sales compared to $43.1 million, or 7.3% of sales last year.  On a non-GAAP basis operating income increased to $77.1 million, or 10.2% of sales compared to $47.8 million, or 8.0% of sales last year.  The increase in operating income as a percent of sales was due to increases associated with the strong performance of maurices and Justice.

Fiscal Six Month Results

Net earnings for the six month period more than doubled to $90.5 million, or $1.12 per diluted share, compared to net earnings of $43.4 million, or $0.61 per diluted share for the first six months of 2010.

Net earnings on a non-GAAP basis increased to $96.5 million, or $1.19 per diluted share for the six month period of 2011, compared to net earnings for the six month period of 2010 of $53.1 million, or $0.74 per diluted share.  During the first six months of fiscal 2011, the Company incurred $9.6 million of pretax charges for certain items that management believes are not indicative of ongoing operations compared to pretax charges of $15.1 million last year.  A GAAP to non-GAAP reconciliation of these results is provided later in this release.

Net sales for the six month period ended January 29, 2011 increased 47% to $1.465 billion compared to $998.2 million for last year’s six month period ended January 23, 2010.  The increase was primarily due to the increase of Justice sales since the merger date of November 25, 2009 to January 23, 2010 last year, which accounted for $407.3 million of the total increase of $467.2 million.  Comparable store sales increased 6%.

For the six month period by division: net sales for dressbarn decreased 1% to $451.7 million with comparable store sales decreasing 1% as well.  Net sales for maurices increased 20% to $385.3 million with comparable store sales increasing 13%.  Net sales for Justice were $628.4 million with comparable store sales increasing 7% during this period.

SG&A expenses for the six month period were $422.0 million, or 28.8% of sales, compared to $285.5 million, or 28.6% of sales in the prior six month period.  SG&A expenses on a non-GAAP basis were $413.1 million, or 28.2% of sales, compared to $276.2 million, or 27.7% of sales in the prior six month period.  The increase in the SG&A rate of 20 basis points on a GAAP basis and 50 basis points on a non-GAAP basis was due to on-going costs for our investment in several key integration projects, increases in marketing spend, an increase in the provision for incentive compensation and some deleveraging from dressbarn’s results.

Operating income for the six month period was $149.3 million, or 10.2% of sales, compared to $80.9 million, or 8.1% of sales in the prior six month period.  On a non-GAAP basis, operating income increased to $158.9 million, or 10.8% of sales, compared to $90.2 million, or 9.0% of sales in the prior fiscal year. This increase as a percentage of sales is mainly due to improved gross profit.

Commentary

David R. Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “We are very pleased to have made continued gains across our portfolio of businesses during the second quarter.  We are seeing growth, increased productivity at the store level and improved efficiency in our corporate functions.  I am very pleased with our overall business performance and our ability to identify the right merchandise, plan assortments effectively, conduct compelling marketing activities and develop increased loyalty from our customers.  As we move into the second half of our fiscal year, we are focused on continuing to deliver value to our customers, on sustaining our improvements in margin and on building a shared infrastructure platform to support each of our brands.”

Reconciliation of GAAP to Non-GAAP Earnings, Diluted EPS, SG&A expenses and operating income

Earnings and diluted earnings per share are shown below on both a GAAP and a non-GAAP basis for the fiscal second quarter and six month period ended January 29, 2011 and January 23, 2010.  The following items are excluded from GAAP and are shown below as non-GAAP measures: 1) previously announced corporate reorganization and integration costs, 2) start-up expenses for the previously announced entry into Canada and entry into the Boys Market for Justice, 3) charges related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan, 4) merger-related costs, 5) loss on extinguishment of debt in the prior year and 6) impairment of the Studio Y trade name in the prior year.  Because management believes these items may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal second quarter.

	Fiscal Second Quarter
	FY 2011				FY 2010
(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share

Reported GAAP basis	$71.7	$29.2	$42.5	$0.52	$35.6	$13.9	$21.7	$0.28
Adjustments to expenses:
Corporate reorganization and integration costs	2.7	1.0	1.7	0.02	--	--	--	--
Start-up expenses	0.7	0.2	0.5	0.01	--	--	--	--
Charges related to deferred compensation plan	2.1	0.8	1.3	0.02	0.5	0.2	0.3	0.01
Merger related costs	--	--	--	--	4.2	1.8	2.4	0.03
Loss on debt extinguishment	--	--	--	--	5.8	2.1	3.7	0.05
Non-GAAP basis	$77.2	$31.2	$46.0	$0.57	$46.1	$18.0	$28.1	$0.37

	Fiscal Six Months
	FY 2011				FY 2010
(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP basis	$149.7	$59.2	$90.5	$1.12	$72.1	$28.7	$43.4	$0.61
Adjustments to expenses:
Corporate reorganization and integration costs	4.4	1.6	2.8	0.03	--	--	--	--
Start-up expenses	1.4	0.5	0.9	0.01	--	--	--	--
Charges related to deferred compensation plan	3.4	1.3	2.1	0.03	1.5	0.6	0.9	0.01
Merger related costs	0.4	0.2	0.2	0.00	5.8	1.9	3.9	0.05
Loss on debt extinguishment	--	--	--	--	5.8	2.1	3.7	0.05
Impairment of Trade Name	--	--	--	--	2.0	0.8	1.2	0.02
Non-GAAP basis	$159.3	$62.8	$96.5	$1.19	$87.2	$34.1	$53.1	$0.74

Selling, general and administrative expenses:

(in millions)	Fiscal Second Quarter		Fiscal Six Months
	FY 2011	FY 2010	FY 2011	FY 2010
Reported GAAP basis	$215.0	$171.7	$422.0	$285.5
Adjustments to SG&A expenses:
Corporate reorganization and				--
integration costs	(2.5)	--	(3.7)	--
Start-up expenses	(0.7)	--	(1.4)
(Charges) benefits related to
deferred compensation plan	(2.1)	(0.5)	(3.4)	(1.5)
Merger related costs	--	(4.2)	(0.4)	(5.8)
Impairment of trade name	--	--	--	(2.0)
Non-GAAP basis	$209.7	$167.0	$413.1	$276.2

Operating income:

(in millions)	Fiscal Second Quarter		Fiscal Six Months
	FY 2011	FY 2010	FY 2011	FY 2010
Reported GAAP basis	$71.6	$43.1	$149.3	$80.9
Adjustments to SG&A expenses:
Corporate reorganization and				--
integration costs	2.7	--	4.4	--
Start-up expenses	0.7	--	1.4
Charges (benefits) related to
deferred compensation plan	2.1	0.5	3.4	1.5
Merger related costs	--	4.2	0.4	5.8
Impairment of trade name	--	--	--	2.0
Non-GAAP basis	$77.1	$47.8	$158.9	$90.2

Raises Fiscal July 2011 Earnings Guidance

The Company is raising its adjusted earnings per diluted share guidance for its fiscal year ending July 2011 to the range of $2.28 to $2.33, up from its previous guidance of $2.20 to $2.25 as a result of the better than expected quarterly earnings results and favorable early spring sales trends.  This estimate is also based upon various assumptions for the year including a mid-single digit increase in comparable store sales for the Spring Season.  The Company plans to end fiscal 2011 with a total of approximately 2,500 dressbarn, maurices and Justice stores.

Conference Call Information

The Company will conduct a conference call today, March 2, 2011 at 9:00 AM Eastern Time to review its second quarter fiscal 2011 results followed by a question and answer session.  Parties interested in participating in this call should dial in at (857) 350-1678 prior to the start time, the passcode is 19054272.  The call will also be simultaneously broadcast at www.ascenaretail.com.  A recording of the call will be available shortly after its conclusion and until April 2, 2011 by dialing (617) 801-6888, the passcode is 30091048.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. succeeded The Dress Barn, Inc. as a result of reorganization effective January 1, 2011.  The Company is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice names. The Company operates 2,478 stores.

dressbarn stores offer casual, career, special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 829 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 761 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 888 stores in 46 states and Puerto Rico.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K/A for the year ended July 31, 2010 and Form 10-Q for the quarter ended October 30, 2010.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600

Ascena Retail Group, Inc.
Condensed Consolidated Statements of Operations- Unaudited
Amounts in thousands, except per share amounts

	Fiscal Second Quarter Ended*
	January 29, 2011		January 23, 2010
Net sales	$752,158	100.0%	$594,120	100.0%
Cost of sales, including
occupancy and buying costs	443,994	59.0%	361,617	60.9%
Gross Profit	308,164	41.0%	232,503	39.1%
Selling, general and
administrative expenses	215,034	28.6%	171,704	28.9%
Depreciation and amortization	21,584	2.9%	17,697	3.0%
Operating income	71,546	9.5%	43,102	7.3%

Loss on tender offer	--	--	(5,792)	-1.0%
Interest income	417	0.1%	560	0.1%
Interest expense	(660)	-0.1%	(2,696)	-0.5%
Other income	432	0.1%	443	0.1%
Earnings before provision for income taxes	71,735	9.5%	35,617	6.0%
Provision for income taxes	29,225	3.9%	13,929	2.3%
Net earnings	$42,510	5.7%	$21,688	3.7%

Earnings per share:
Basic	$0.54		$0.32
Diluted	$0.52		$0.28

Weighted average shares outstanding:
Basic	78,399		68,735
Diluted	81,057		76,379

* The Condensed Consolidated Statements of Operations include the results of Justice for the full fiscal second quarter 2011 and the period from the merger date of November 25, 2009 to January 23, 2010 for the prior year. The following are the Justice results included above:

	Fiscal Second Quarter
	FY 2011		FY 2010
Net Sales	$337,818	100.0%	$221,105	100.0%
Cost of sales, including
occupancy and buying costs	185,694	55.0%	125,777	56.9%
Gross Profit	152,124	45.0%	95,328	43.1%
Selling, general and
administrative expenses	88,193	26.1%	52,923	23.9%
Depreciation and amortization	9,207	2.7%	5,514	2.5%
Operating Income	$54,724	16.2%	$36,891	16.7%

Ascena Retail Group, Inc.
Condensed Consolidated Statements of Operations- Unaudited Amounts in thousands, except per share amounts
	Fiscal Six Months Ended*
	January 29, 2011		January 23, 2010
Net sales	$1,465,437	100.0%	$998,209	100.0%
Cost of sales, including
occupancy and buying costs	849,642	58.0%	601,909	60.3%
Gross Profit	615,795	42.0%	396,300	39.7%
Selling, general and
administrative expenses	421,991	28.8%	285,475	28.6%
Depreciation and amortization	44,541	3.0%	29,908	3.0%
Operating income	149,263	10.2%	80,917	8.1%

Loss on tender offer	--	--	(5,792)	-0.6%
Interest income	801	0.1%	1,275	0.1%
Interest expense	(1,325)	-0.1%	(5,256)	-0.5%
Other income	958	0.1%	990	0.1%
Earnings before provision for income taxes	149,697	10.2%	72,134	7.2%
Provision for income taxes	59,219	4.0%	28,774	2.9%
Net earnings	$90,478	6.2%	$43,360	4.3%

Earnings per share:
Basic	$1.15		$0.67
Diluted	$1.12		$0.61

Weighted average shares outstanding:
Basic	78,424		64,636
Diluted	81,076		71,593

* The Condensed Consolidated Statements of Operations include the results of Justice for the full fiscal quarter. The following are the Justice results included above:

	Fiscal Six Months
	FY 2011		FY 2010
Net Sales	$628,378	100.0%	$221,105	100.0%
Cost of sales, including
occupancy and buying costs	338,827	53.9%	125,777	56.9%
Gross Profit	289,551	46.1%	95,328	43.1%
Selling, general and
administrative expenses	169,200	26.9%	52,923	23.9%
Depreciation and amortization	19,219	3.1%	5,514	2.5%
Operating Income	$101,132	16.1%	$36,891	16.7%

Ascena Retail Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands
	January 29,	January 23,
ASSETS	2011	2010
Current Assets:
Cash and cash equivalents	$302,402	$252,280
Restricted cash	1,374	1,329
Investment securities	122,845	125,299
Merchandise inventories	271,292	242,458
Deferred income taxes	22,960	20,450
Prepaid expenses and other current assets	62,860	45,579
Total Current Assets	783,733	687,395

Property and Equipment	841,776	784,143
Less accumulated depreciation and amortization	362,645	301,968
Property and Equipment, net	479,131	482,175

Intangible Assets, net	184,933	186,318
Goodwill	229,661	226,897
Investment Securities	14,127	26,697
Other Assets	29,945	28,904
TOTAL ASSETS	$1,721,530	$1,638,386

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$143,001	$126,293
Accrued expenses and other current liabilities	189,189	167,063
Current portion of long-term debt	1,459	1,383
Payable – debt extinguishment	-	117,000
Total Current Liabilities	333,649	411,739

Long-Term Debt	23,866	25,351
Other Long-Term Liabilities	269,505	254,510
Total Liabilities	627,020	691,600
Shareholders' Equity	1,094,510	946,786
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,721,530	$1,638,386